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                     INDEPENDENT CONTRACTOR CONSULTING AGREEMENT


     This INDEPENDENT CONTRACTOR CONSULTING AGREEMENT ("Agreement") is entered into as of May 20, 1998 between California Coastal Communities, Inc., a Delaware corporation (formerly known as Koll Real Estate Group, Inc.) (the "Company"), GSSW-REO, L.C., a Texas limited liability company ("GSSW") and Thomas W. Sabin, Jr. ("Consultant"). This Agreement is subject to ratification by a majority of the Board of Directors of the Company (the "Board") at its next scheduled Board of Directors meeting on June 9, 1998, and the grant of Stock Options provided for below in Section 4(b) is subject to approval of the Compensation Committee of the Board (the "Committee") at that time.

     WHEREAS, the Company and GSSW desire to enter into an agreement regarding consulting services to be provided to the Company by Consultant, a Manager of GSSW;

     WHEREAS, at the request of GSSW, Consultant is willing to provide consulting services to the Company; and

     WHEREAS, the Company, GSSW and the Consultant have agreed to execute and deliver this Agreement to memorialize the terms and conditions of the above described relationship, subject to the aforementioned Board ratification and Committee approval.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and obligations set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. TERM. The Company agrees with GSSW to engage Consultant and Consultant agrees with the Company and GSSW to provide consulting services to the Company, in accordance with the terms of this Agreement, for a term of two
(2) years, which commenced on February 1, 1998.

     2. CONSULTING SERVICES. Consultant hereby agrees to provide, on a non-exclusive basis, consulting services to the Company, including without limitation the following:

          - developing and implementing a strategic plan for the Company, consistent with the directives established by the Company's Board of Directors;

          - reviewing and commenting on individual development projects and strategic opportunities, including without limitation, financing and equity structures applicable thereto;

          - assisting in analysis of alternative approaches to maximizing the value of the Company's business and opportunities;


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          -    providing motivational advice and counsel to the Company's staff;
               and

          - assisting in sourcing new and continuing development opportunities for the Company and procuring staff to support such opportunities.

     3. INDEPENDENT CONTRACTOR STATUS. This Agreement is not intended to be an employment agreement and there does not exist any intent to create any employment relationship between the Company and Consultant. At all times during the term of this Agreement, Consultant shall be an independent contractor. GSSW shall be solely responsible for all federal, state and local taxes, withholdings and related obligations which may arise from any payments from the Company to GSSW hereunder, and subsequent payments by GSSW to Consultant, including without limitation, federal and state income tax obligations and contributions to social security, disability and workers' compensation insurance benefits. GSSW agrees that GSSW will indemnify, defend and hold the Company harmless from and against any and all claims or liability arising out of or in connection with any alleged failure to satisfy any such obligations.

     4.   COMPENSATION.

          (a) Until November 1, 1998, the Company hereby agrees to pay GSSW compensation at the monthly rate of Ten Thousand Dollars ($10,000.00). Compensation for the balance of the term of this Agreement shall be determined by Agreement of the Company's Board of Directors and GSSW during November, 1998.

          (b) STOCK OPTIONS. GSSW shall immediately be granted options ("Stock Options") to purchase 200,000 shares of Employer's common stock ("Option Shares"), at the exercise price per share equal to the $9.875 closing selling price as reported on the Nasdaq National Market on May 20, 1998. The Stock Options will be issued immediately following Committee approval and will vest, subject to the Company's Amended and Restated 1993 Stock Option/Stock Issuance Plan, 50% on each anniversary of the effective date of this Agreement. The vesting of the Stock Options shall be subject to acceleration as provided in
Section 5 below upon a termination without cause or upon the occurrence of a
Change in Control, as defined below in Section 5.   The more specific terms and
conditions of such Stock Options shall be governed by the Stock Option Agreement to be entered into by and between the Company and GSSW within thirty (30) days following the execution of this Agreement.

     5. TERMINATION. This Agreement may be terminated by either party, without cause, upon thirty (30) days prior written notice. However, GSSW's Stock Options shall immediately vest upon any subsequent Change of Control (as defined below) if such transaction occurs as a result of a letter-of-intent or understanding entered into by the Company and the Third-party, prior to such termination; or in the event that the Company terminates this Agreement without cause where "cause" is defined as the event where GSSW or Consultant (i) is or has been engaging in willful or grossly negligent conduct which has resulted in a failure to perform Consultant's services hereunder or, (ii) has committed an act of dishonesty, gross negligence or misconduct, which has a direct, substantial and adverse effect on the Company, its business or reputation.


                                          2.

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          For purposes of the foregoing paragraph, a "Change of Control" means, and shall be deemed to have taken place upon, the occurrence of: (i) a transaction requiring shareholder approval involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation or business entity, other than a transaction in which shareholders of the Company immediately prior to the closing of such transaction own a majority of the acquiring corporation or entity immediately after giving effect to such transaction, or (ii) the acquisition by any Person as Beneficial Owner (as such terms are defined in the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities.

          Notwithstanding the foregoing, neither GSSW nor Consultant shall be terminated for cause unless and until GSSW and Consultant have received written notice of a proposed termination for cause and GSSW and Consultant have had an opportunity to be heard before at least a majority of the number of members of the Board of Directors of the Company authorized to take such action. GSSW and Consultant shall be deemed to have had such an opportunity if given written notice of telephonic notice by any director at least three (3) business days in advance of a meeting of the Board of Directors of the Company called for the purpose of such hearing.

     6. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes any and all prior agreements and understandings between the parties hereto respecting the subject matter hereof.

     7. CHANGES. The terms and provisions of this Agreement may not be modified or amended except pursuant to the written consent of the Consultant and of the Company. The waiver by either party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach.

     8. ASSIGNABILITY. The obligations of the Consultant may not be delegated by GSSW or Consultant, and neither GSSW nor Consultant may, without the Company's written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or the Stock Options or Option Shares or any interest herein or therein, except as among GSSW and Consultant, or by operation of law. Any such attempted delegation or disposition shall be null and void AND INITIO and without effect. This Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any subsidiary of the Company or any successor to the Company.

     9. NOTICES. All notices, requests, consents and other communications hereunder to either party shall be deemed to be sufficient if contained in a written instrument delivered in person, duly sent by first class registered or certified airmail, postage prepaid, or telecopied or telexed addressed to such party at his or its address as set forth below. All such notices, requests, consents and communications shall be deemed to have been delivered (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telex or facsimile transmission, on the date on which the sender receives machine confirmation of such transmission, and (c) in the case of mailing, on the fifth (5th) business day following the date of such mailing. Either party may change the address to which


                                          3.

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notices, requests, consents and other communications hereunder shall be sent by sending written notice of such change of address to the other party.

     If to the Company:            California Coastal Communities, Inc.
                                   4343 Von Karman Avenue
                                   Newport Beach, California  92660
                                   Attention:  Raymond J. Pacini
                                   Telephone:  (949) 833-3030
                                   Facsimile:  (949) 261-6550

     If to GSSW and/or Consultant: Thomas W. Sabin, Jr.
                                   GSSW, REO, L.C.
                                   Lincoln Plaza
                                   500 N. Akard, Suite 328
                                   Dallas, Texas  75201
                                   Telephone:  (214) 954-8701
                                   Facsimile:  (214) 954-8704

     10. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the state of California, without regard to the conflicts of law provisions thereof. While governed by the laws of the state of California, GSSW and Consultant shall be deemed to perform this Agreement and the services contemplated by this Agreement in and from the state of Texas, in which both GSSW and Consultant shall be and remain resident and domiciled for purposes of this Agreement. In no event shall the performance of the consulting service by Consultant require either GSSW or Consultant to be or become resident or domiciled in the state of California.

     11. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     12. HEADINGS. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

     13. SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability. Such prohibition or unenforceability in any one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Any provision of this Agreement that is prohibited or unenforceable by reason of its temporal duration or geographical scope shall be deemed to be changed to the longest duration and widest geographical scope that is enforceable.

     14. EXPENSES. Consultant shall be reimbursed for all reasonable out-of-pocket expenses incurred by Consultant incident to the performance of the consulting services contemplated by this Agreement such as travel, hotel, telephone and similar expenses, subject to delivery of an itemized invoice therefor.


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     15.  D&O AND E&O INSURANCE.  In the event that Consultant shall be elected an officer or director of the Company, the Company shall provide Consultant with coverage under the Company's insurance policies for officers and directors for purposes of D&O and E&O coverage.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written, in the case of the Corporation and GSSW by an officer thereunto duly authorized, and in the case of Consultant, by Consultant individually.

                              CALIFORNIA COASTAL COMMUNITIES, INC.


                              By /s/ RAYMOND J. PACINI
                                 ---------------------------------
                                 Raymond J. Pacini
                                 Chief Executive Officer



                              CONSULTANT:


                              /s/ THOMAS W. SABIN, JR.
                              ------------------------------------
                              Thomas W. Sabin, Jr.



                              GSSW-REO, L.C.
                              a Texas limited liability company


                              By /s/ THOMAS W. SABIN, JR.
                                 ---------------------------------
                                 Thomas W. Sabin, Jr.
                                 Manager


                                          5.